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                                                                    EXHIBIT 99.1
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                 Aksys Raises $17.6 Million in Private Placement

LINCOLNSHIRE, Ill., May 13 /PRNewswire-FirstCall/ -- Aksys, Ltd. (Nasdaq: AKSY -
News), a pioneer in innovative dialysis systems, today announced that it raised gross proceeds of $17.6 million through the private placement of common stock to institutional investors. U.S. Bancorp Piper Jaffray served as placement agent to Aksys in connection with the financing.

"These funds will support the launch of the Personal Hemodialysis (PHD(R)) System," stated Bill Dow, President and CEO. "We will devote the proceeds in part to hiring additional sales representatives and clinical support nurses, as well as financing the production of machines and disposables for our first few quarters of commercialization." It is the Company's expectation that additional funds will be required to support full commercialization. Mr. Dow went on to say, "The activity in the field is brisk and we remain on track for shipping the first units in the third quarter."

The securities sold to the investors were not registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company's lead product, the PHD(R) System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com .

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results or events could differ materially from the results or events identified or implied in any forward- looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i)uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation patients, clinics and other health care providers;
(ii) risks related to uncertain unit pricing and product cost, which may not be at levels (during initial commercialization of the System or thereafter) that permit the company to be profitable; (iii) market, regulatory and reimbursement conditions; (iv) the impact of products that may be developed, adapted or may otherwise compete with the PHD System; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, (vi) risks related to the ability of the company to obtain non-U.S. regulatory approvals for the System, the timing of such approvals and the possibility that additional clinical trials and/or other data will be necessary to obtain any of such other approvals (if and to the extent that the company determines to seek such approvals); (vii)

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additional capital requirements with respect to among other things the commercialization of the PHD System; (viii) risks inherent in relying on a third party to manufacture the PHD System; and (ix) changes in QSR requirements. The Company does not undertake to publicly update or revise its forward- looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.